FOR IMMEDIATE RELEASE

               U.S. Premium Beef, LLC, Announces Agreement to Sell
                 National Beef Packing Company, LLC To JBS S.A.

KANSAS CITY, Missouri, March 4, 2008--U.S. Premium Beef, LLC (USPB) and
National Beef Packing Company, LLC (National Beef) today announced that they have entered into a Membership Interest Purchase Agreement with JBS S.A. (JBS)
under which JBS will acquire all of the outstanding membership interests of
National Beef. Under the terms of the agreement, JBS will pay the members of
National Beef total proceeds of approximately US$465 million cash and US$95 million in JBS common stock. In addition, JBS will assume all of National Beef's debt and other liabilities at closing.
     The sale will combine all of National Beef's operations and facilities, including National Carriers, Inc. and its ownership in Kansas City Steak
Company, LLC with JBS-Swift's beef operations. National Beef President Tim M.
Klein will become President and Chief Operating Officer of the joint National
Beef/JBS-Swift beef operations.
     "This transaction will enable our company to become a part of a leading multi-national food company," Steve Hunt, CEO of USPB, said in making the announcement. "Being able to diversify through JBS will put our company in a position to compete long term in an increasingly competitive environment.
Additionally, as part of JBS, we will be in a strong position to grow USPB's successful integrated strategy. Our producer owners and other producers who market cattle through USPB will now have a more geographically diversified company with multiple locations to deliver the high quality cattle they produce for our value-added programs. This opportunity will establish a solid platform for future company growth."
     John R. Miller, CEO of National Beef, added that the combined operations will have the ability to better meet the growing needs of customers both domestically and internationally. "This strategic combination will allow both companies to better utilize resources and management talent to compete in an increasingly difficult world protein arena," Miller noted. "JBS's worldwide reach and its reputation for efficient operations will enable National Beef to participate in opportunities heretofore unavailable to us. We look forward to working with the management team of JBS to create a premier red meat company."
     "We are thrilled to be able to have National Beef become part of our North
American beef processing operations," Wesley Batista, CEO of JBS USA, Inc., said. "National Beef's

reputation for efficiently producing high quality beef and for serving its customers is recognized worldwide. We are looking forward to working with its management and employees to expand our business in the United States and internationally. National Beef is an industry leader in value added fresh beef in the United States and is also a leading U.S. exporter of fresh chilled and frozen beef to Japan--both of which are strengths that will complement our business plan for growth in beef processing in the United States and especially the Pacific Rim."
     The transaction is subject to certain conditions and will require customary regulatory approvals.

U.S. Premium Beef, LLC is the majority owner of National Beef Packing Company,
LLC, a leading U.S. beef processor. More than 2,100 producers from 36 states have marketed cattle on USPB's quality-based grids. These high quality cattle are the foundation of National Beef's value-added product lines and have enabled it to be a leader in branded product programs for both domestic and international markets. More information about USPB is available at
www.uspremiumbeef.com.

National Beef Packing Company, LLC, based in Kansas City, MO, has operations in
Liberal and Dodge City, Kansas; Brawley, California; Hummels Wharf,
Pennsylvania; Moultrie, Georgia and Kansas City, Kansas. National Beef processes and markets fresh beef, case-ready beef and beef by-products for domestic and international markets. In fiscal year 2007, National Beef generated sales of
$5.6 billion and processed 3.9 million head of cattle. More information about
National Beef is available at www.nationalbeef.com.

JBS S.A. is a public company with its shares listed on BOVESPA's Novo Mercado under the symbol JBSS3. JBS operates 23 plants in Brazil and 6 in Argentina in addition to its operations in Australia and the United States resulting from the purchase of Swift and Company last year. In the year ending September 2007, JBS generated pro forma net revenue of US$11.9 billion and processed 9.0 million head of cattle. More information about JBS S.A. is available at
www.jbs.com.br/ir/.

         Safe Harbor  Forward  Looking  Statement:  USPB and  National  Beef are
including  the  following  cautionary  statement  in this news  release  to make applicable  and to take  advantage of the safe harbor  provisions of the Private
Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on their behalf.  Forward-looking statements include statements regarding the sale of National Beef to JBS S.A. and are based on the current  expectations and  assumptions  of USPB and  National  Beef,  which are subject to a number of risks and  uncertainties  that could  cause the actual  outcomes  and results to differ materially from those contemplated by these  forward-looking  statements.
Some of these risks and uncertainties may be discussed in the Proxy Statement to be mailed to USPB's members as well as the most recently filed Annual Reports on
Form 10-K and  Quarterly  Reports on Form 10-Q by these  companies.  In light of these risks and  uncertainties,  there can be no assurance  that the results and events contemplated by the forward-looking information contained in this release will in fact  transpire.  We do not undertake any obligation to update or revise any forward-looking  statements.  All subsequent written or oral forward-looking statements  attributable  to us or persons  acting on our  behalf are  expressly qualified in their entirety by these factors.

                                     --30--

USPB contact:                 National Beef Investor contact:    National Beef Media contact:
Bill Miller                   Jay D. Nielsen                     Simon P. McGee
Director of Communications    Chief Financial Officer            Vice President,
816-713-8800                  816-713-8504                       Corporate Strategy & Acquisitions
bjmiller@uspb.com             jdnielsen@nationalbeef.com         816-713-8618
                                                                 spmcgee@nationalbeef.com